Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces Resignation of CFO

New York, New York, August 10, 2007 – Ann Taylor Stores Corporation (NYSE: ANN) announced today that James M. Smith, Executive Vice President and Chief Financial Officer, has decided to resign from the Company to pursue other interests. Mr. Smith has agreed to remain in his current capacity until the end of September or until his successor is named, whichever is earlier. The Company is currently undergoing a search for Mr. Smith’s replacement.

Ann Taylor President & Chief Executive Officer Kay Krill stated, “We are grateful to Jim for his service to the Company over the past 14 years. We are pleased that he has agreed to stay on to support a smooth transition. The search for Jim’s replacement is underway, and we expect to name his successor by the end of September. On behalf of our Board and all of our associates, we thank Jim for his many contributions to the Company over the years and wish him well as he pursues new opportunities.”

Added Mr. Smith, “Serving as CFO of Ann Taylor during an important period in the Company’s history has been a wonderful experience. I leave behind a strong Company poised for continued growth and success in the years ahead. As I look ahead personally, I am excited about seeking new challenges and opportunities.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 878 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 5, 2007.

Contact:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

(212) 457-2199